Exhibit 3.1


                                         A419130
                                         ENDORSED
                                         FILED
                                         In the office of the Secretary of State
                                         Of the State of California
                                         June 4, 1992
                                         March Fong Eu, Secretary of State



                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION


Barry S. Slatt and Marta J. Idica certify that:

1. They are the president and the secretary, respectively, of Redwood Empire Bancorp, a California Corporation.

2. Article Three of the Articles of Incorporation of this corporation is amended to read as follows:

     THREE: AUTHORIZED STOCK

     (a) The Corporation is authorized to issue two classes of stock, which shall be designated respectively "Common Stock" and "Preferred Stock."

     (b) The number of shares of Common Stock which the Corporation is authorized to issue is 10,000,000.

     (c) The number of shares of Preferred Stock which the Corporation is authorized to issue is 2,000,000. The Preferred Stock may be issued in one or more series. The Board of Directors is authorized to fix the number of any such series of Preferred Stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.


3. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation was 1,823,283 as of the record date April 1, 1992. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.


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

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.





DATE:    5-28     ,  1992              /s/ Barry S. Slatt
         ---------                     -----------------------------
                                       Barry S. Slatt, President


DATE:    5-28     ,  1992              /s/ Marta J. Idica
         ---------                     -----------------------------
                                       Marta J. Idica, Secretary
















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